Exhibit 4.3

EXECUTION VERSION

This FIRST SUPPLEMENTAL INDENTURE, dated as of August 16, 2018 (this “Supplemental Indenture”), is entered into among FRONTDOOR, INC., a Delaware corporation, and any successor in interest thereto (the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of August 16, 2018 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, Section 901(9) of the Indenture provides that the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to provide for the issuance of Notes of any series as permitted by Section 301 therein; and

WHEREAS, in connection with the issuance of the 2026 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2026 Notes as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the 2026 Notes as follows:

1.  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.  Title of Notes.  There shall be a series of Notes of the Company designated the “6.750% Senior Notes due 2026” (the “2026 Notes”).

3.  Maturity Date.  The final Stated Maturity of the 2026 Notes shall be August 15, 2026.

4.  Interest and Interest Rates.  Interest on the outstanding principal amount of 2026 Notes will accrue at the rate of 6.750% per annum and will be payable semi-annually in arrears in cash on February 15 and August 15 of each year, commencing February 15, 2019 (each, an “Interest Payment Date”).  Interest on the 2026 Notes will accrue from the most recent date to which interest on the 2026 Notes has been paid or provided for or, if no interest has been paid or provided for, from the Issue Date, except that interest on any Additional 2026 Notes (as defined below) will accrue (or will be deemed to have accrued) from the most recent date to which interest on such Additional 2026 Notes has been paid or duly provided for or, if no interest has been paid or provided for on such Additional 2026 Notes, from the date set forth in the applicable Notes Supplemental Indenture pursuant to which such Additional 2026 Notes are issued; provided that if any 2026 Note issued in exchange therefor is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.  Interest on the 2026 Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name the 2026 Notes are registered at the close of business on the regular record date for such Interest Payment Date, which shall be the February 1 and August 1 (whether or not a Business Day) (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date.

5.  No Limitation on Aggregate Principal Amount.  The aggregate principal amount of 2026 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited.  The aggregate principal amount of the 2026 Notes shall initially be $350.0 million.  The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2026 Notes except for the issue date, the issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon; provided that a separate CUSIP or ISIN will be issued for such Additional Notes, unless the 2026 Notes and such Additional Notes are treated as fungible for U.S. federal income tax purposes.  Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2026 Notes (any such Additional Notes, “Additional 2026 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.

6.  Optional Redemption.

(a)  The 2026 Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after August 15, 2021 at the applicable redemption price set forth below.  The 2026 Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Redemption Period	Price
2021	105.063%
2022	103.375%
2023	101.688%
2024 and thereafter	100.000%

(b)                                 In addition, at any time and from time to time prior to August 15, 2021, the Company at its option may, on one or more occasions, redeem the 2026 Notes in an aggregate principal amount equal to up to 40.0% of the original aggregate principal amount of the 2026 Notes (including the principal amount of any Additional 2026 Notes), in an amount not to exceed the Net Cash Proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.750%, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture); provided, however, that an aggregate principal amount of 2026 Notes equal to at least 50.0% of the original aggregate principal amount of 2026 Notes (including the principal amount of any Additional 2026 Notes) must remain Outstanding immediately after each such redemption of 2026 Notes.  Any notice of any such redemption may be given prior to, and conditioned on, the completion of the related Equity Offering, but in no event may be given more than 180 days after the completion of the related Equity Offering.

(c)                                  In addition, at any time and from time to time prior to August 15, 2021, the 2026 Notes may be redeemed, in whole or in part, at the Company’s option, at a redemption price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

“Applicable Premium” means, with respect to a 2026 Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such 2026 Note and (ii) the excess of (A) the present value at such Redemption Date, calculated as of the date of the applicable redemption notice, of (1) the redemption price of such 2026 Note on August 15, 2021 (such redemption price being that described in Section 6(a) of this Supplemental Indenture excluding any accrued and unpaid interest) plus (2) all required remaining scheduled interest payments due on such 2026 Note through such date (excluding accrued and unpaid interest to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such 2026 Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, as determined by the Company, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release designated H.15 that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2021; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(d)                                 Notwithstanding anything herein or in the Indenture to the contrary, in connection with any tender for the 2026 Notes (including any Additional 2026 Notes), if Holders of not less than 90% in the aggregate principal amount of the Outstanding 2026 Notes (including the principal amount of any Additional 2026 Notes) validly tender and do not withdraw such 2026 Notes (including any Additional 2026 Notes) in such tender offer and the Company, or any other Person making such tender offer in lieu of the Company, purchases all of the 2026 Notes (including any Additional 2026 Notes) validly tendered and not withdrawn by such Holders, the Company or such other Person will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the 2026 Notes (including any Additional 2026 Notes) that remain Outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).

(e)                                  Any redemption of 2026 Notes pursuant to this Section 6 may be made upon notice sent electronically if such 2026 Notes are held by any depositary or, at the Company’s option, mailed by first-class mail to each Holder’s registered address in accordance with Section 1005 of the Indenture.  The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(f)                                   Any redemption of 2026 Notes pursuant to this Section 6 (including in connection with an Equity Offering) or notice thereof may, at the Company’s option, be subject to the satisfaction (or waiver by the Company in its sole discretion) of one or more conditions precedent, including, but not limited to, completion of a related transaction, consummation of any related Equity Offering or the occurrence of a Change of Control or a Change of Control Triggering Event.  If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the redemption notice was sent electronically or mailed by first class mail to each Holder’s registered address) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

7.  Special Mandatory Redemption.

(a)                                 In the event that (x) the Spin-Off does not occur on or prior to 11:59 p.m., New York City time, on February 7, 2019 (the “Termination Date”) or (y) the Company notifies the Trustee that the Company has abandoned the Spin-Off (the earlier of the date of delivery of such notice described in clause (y) and the Termination Date, the “Trigger Date”), then the Company will be required to redeem in whole and not in part the aggregate principal amount of the 2026 Notes (including any Additional 2026 Notes) Outstanding (such redemption, the “Special Mandatory Redemption”) on the Special Mandatory Redemption Date at a redemption price equal to 100% of the aggregate principal amount of the 2026 Notes (including any Additional 2026 Notes), plus accrued and unpaid interest, if any, from the Issue Date (or, if later, the most recent Interest Payment Date preceding the Special Mandatory Redemption Date) to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Special Mandatory Redemption Date pursuant to Section 307 of the Indenture).

(b)                                 In the event the Company becomes obligated to redeem 2026 Notes (including any Additional 2026 Notes) pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event no later than ten Business Days following the Trigger Date, deliver notice to the Trustee of the Special Mandatory Redemption and the date upon which such 2026 Notes (including any Additional 2026 Notes) will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no later than the fourth Business Day following the date of such notice) together with a notice of Special Mandatory Redemption for the Trustee to deliver to each registered Holder. Such notice of Special Mandatory Redemption shall include the information required by the second paragraph of Section 1005 of the Indenture. The Trustee will then promptly mail, or deliver electronically if the 2026 Notes (including any Additional 2026 Notes) are held by any depositary, in accordance with such depositary’s customary procedures, such notice of Special Mandatory Redemption to each registered Holder. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all 2026 Notes (including any Additional 2026 Notes) to be redeemed on the Special Mandatory Redemption Date with the Trustee on or before such Special Mandatory Redemption Date, all rights of Holders under the 2026 Notes (including any Additional 2026 Notes) shall terminate (other than the right of Holders to receive the Special Mandatory Redemption Price on the Special Mandatory Redemption Date).

8.  Form.  The 2026 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and Exhibit A attached to the Indenture, as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).

9.  Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE 2026 NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE 2026 NOTES AND (BY THEIR ACCEPTANCE OF THE 2026 NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE 2026 NOTES.  EACH OF THE COMPANY, THE TRUSTEE AND ANY OTHER OBLIGOR IN RESPECT OF THE 2026 NOTES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE 2026 NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of 2026 Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12.  Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FRONTDOOR, INC.

By:	/s/ Brian K. Turcotte
Name: Brian K. Turcotte
Title: Senior Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:

AMERICAN HOME SHIELD CORPORATION

By:	/s/ Thomas E. Courtney Jr.
Name: Thomas E. Courtney Jr.
Title: Vice President, Secretary & General Counsel

HOME SECURITY OF AMERICA, INC.

By:	/s/ Thomas E. Courtney Jr.
Name: Thomas E. Courtney Jr.
Title: Vice President & Secretary

[Signature Page — First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. Donnell
Name: Joseph P. Donnell
Title: Vice President

[Signature Page — First Supplemental Indenture]